EXHIBIT 99.3

_____________________________________________________________________

  NEWS RELEASE                                             DMC

_____________________________________________________________________

                                                           Contacts:
                  James Mitchell - Chairman and CEO - (858) 450-0055 Stephen Martino - Chief Financial Officer - (617)747-0154

     Detwiler, Mitchell & Co. Reports Second Quarter 2002 Results

     BOSTON, MA (August 14, 2002) - Detwiler, Mitchell & Co. (NASDAQ: DMCO; PCX: DEM) today reported a net loss of $629,000 or $0.24 per share - basic and diluted, on 2,655,000 basic and diluted weighted average shares outstanding, for the three-month period ended June 30, 2002. Net loss was $104,000 or $0.04 per share - basic and diluted, on 2,602,000 basic and 2,609,000 diluted weighted average shares outstanding, for the three-month period ended June 30, 2001. Excluding a $279,000 non-cash write-off of a deferred income tax asset, net loss was $350,000 for the three months ended June 30, 2002.

     Total revenues for the quarter ended June 30, 2002 were $2,548,000, a decrease of $2,700,000 or 51%, compared to
$5,248,000 for the same period in 2001. Commission revenues for the quarter ended June 30, 2002 were $2,110,000, a decrease of $1,545,000, or 42%, compared to the same period last year.

     During the second quarter of 2002, the transition provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," were completed with respect to the evaluation of the fair value of recorded goodwill, which resulted from the acquisition of K. & S., Inc. As a result, the Company recorded a transition impairment adjustment of goodwill of $1,150,500. In accordance with the requirements of Statement No. 142, this transition adjustment was recorded as of January 1, 2002, requiring restatement of the Company's results of operations for the three-month period ended March 31, 2002.

     "During the six months ending June 30, 2002, the Company experienced some difficult challenges due to adverse market conditions, the decline in retail sales, institutional sales and trading opportunities and a decline in investment banking activity. Therefore, comparisons with prior periods are quite dramatic," said James Mitchell, Chairman and CEO. He continued, "Because of changes in the industry, the Company now clears customer transactions through National Financial Services, freeing up capital, and providing a better product offering to its customers. In addition, management has replaced its commission-only compensation system with one that is aligned more with production volume as well as overall firm profitability.
We are also restaffing with more experienced professionals now available in our industry due to overall economic conditions," he said.


                           Page 1 of 4

                           [DMC LOGO]

                    DETWILER, MITCHELL & CO.
                 225 Franklin Street, 20th Floor
                        Boston, MA 02110
                         (617) 451-0100

August 14, 2002

  Mr. Mitchell concluded, "While management continues to take aggressive steps to return the Company to profitability, we must caution that there can be no assurances that revenues can be increased or even sustained or that costs can be reduced during these uncertain financial market conditions."

                            * * * * *

     Detwiler, Mitchell & Co. ("DMC") is the holding company for its four principal operating subsidiaries: Fechtor, Detwiler & Co., Inc., a channel research, institutional sales and retail brokerage company headquartered in Boston, MA; K. & S., Inc., a specialist firm with operations on the Boston Stock Exchange; James Mitchell & Co., a financial services company headquartered in San Diego, CA and Detwiler, Mitchell & Co. (UK) Limited, an institutional sales firm headquartered in London, England.

     Cautionary Statement Regarding Forward-Looking Statements:
Certain statements in this news release may contain forward-looking statements within the meaning of the Federal securities laws. Such statements should be considered in light of the risks and uncertainties associated with Detwiler, Mitchell & Co. and its operating subsidiaries, including those economic and market risks contained in the Company's Annual Report on Form 10-K, and other risks prevailing from time to time; all of which are subject to material changes and may cause actual results to vary materially from what had been anticipated.

                       (Tables to Follow)

                           Page 2 of 4


                         [DMC LOGO]

                    DETWILER, MITCHELL & CO.
                 225 Franklin Street, 20th Floor
                        Boston, MA 02110
                         (617) 451-0100


                    DETWILER, MITCHELL & CO.

          CONSOLIDATED STATEMENT OF FINANCIAL CONDITION


                                                JUNE 30,    DECEMBER 31,
                                             -------------  -------------
                                                  2002          2001
                                                      (UNAUDITED)
ASSETS

Cash and cash equivalents    		     $  1,214,951   $  1,124,191
Security deposits            		          202,661        350,589
Securities borrowed                                     -        445,400
Deposits with clearing organizations              298,604        268,604
Commissions, current income taxes
  and other receivables                         1,088,744        279,577
Receivables from brokers, dealers
  and clearing organizations                            -         15,093
Due from customers                                      -      5,038,833
Marketable investments, at fair value                   -         31,995
Non-marketable investments, at fair value         310,000        250,000
Deferred income taxes                             175,717        414,517
Fixed assets, net                                 465,177        565,933
Intangible assets                                 417,385      1,567,885
Prepaid expenses and other                        322,086        362,225
                                             -------------  -------------
     Total Assets                            $  4,495,325   $ 10,714,842
                                             =============  =============
LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Notes payable                              $    450,000   $  2,100,000
  Payable to brokers, dealers and
    clearing organizations                              -      1,410,829
  Due to customers                                      -        929,737
  Salaries and commissions payable                436,343        314,258
  Accounts payable and accrued liabilities        580,262        746,185
                                             -------------  -------------
     Total Liabilities                          1,466,605      5,501,009
                                             -------------  -------------

Contingencies

Stockholders' Equity:
  Preferred stock, no par value; 5,000,000
    shares authorized, none issued                      -              -
  Common stock, $0.01 par value; 20,000,000
   shares authorized, 2,702,357 and 2,652,357
   shares outstanding at June 30, 2002
   and December 31, 2001, respectively             27,023         26,523
  Paid-in-capital                               4,880,487      4,728,987
  Retained earnings (deficit)                  (1,878,790)       458,323
                                             -------------  -------------
    Total Stockholders' Equity                  3,028,720      5,213,833
                                             -------------  -------------
    Total Liabilities and Stockholders'
      Equity                                 $  4,495,325   $ 10,714,842
                                             =============  =============


                                 3 of 4

                    DETWILER, MITCHELL & CO.

              CONSOLIDATED STATEMENT OF OPERATIONS


                                            FOR THE THREE MONTHS        FOR THE SIX MONTHS
                                               ENDED JUNE 30,             ENDED JUNE 30,
                                      ---------------------------- ---------------------------
                                            2002           2001         2002          2001
                                      -------------- ------------- ------------- -------------
                                                              (unaudited)

REVENUES
Commissions                           $   2,109,887  $  3,654,863  $  3,721,900  $  7,556,609
Principal transactions                      279,629       959,190       777,415     3,255,076
Investment banking                           52,913       451,783       215,015       520,611
Interest                                     14,875        89,493        61,809       201,711
Other                                        90,466        92,734       158,702       194,490
                                      -------------- ------------- ------------- -------------
     Total revenues                       2,547,770     5,248,063     4,934,841    11,728,497
                                      -------------- ------------- ------------- -------------
EXPENSES
Compensation and benefits                 1,530,213     3,341,604     3,127,454     7,177,514
General and administrative                  560,584       631,970     1,097,256     1,270,779
Execution costs                             469,702     1,059,136     1,006,392     2,477,882
Occupancy, communications
  and systems                               438,824       354,898       869,926       675,347
Interest                                      7,392         6,585        38,447        25,902
Amortization of intangibles                       -        19,500             -        39,000
                                      -------------- ------------- ------------- -------------
     Total expenses                       3,006,715     5,413,693     6,139,475    11,666,424
                                      -------------- ------------- ------------- -------------

     Income (loss) before cumulative
       effect of change in accounting
       principle and income taxes          (458,945)     (165,630)   (1,204,634)       62,073
Cumulative effect of change in
  accounting principle                            -             -    (1,150,500)            -
                                      -------------- ------------- ------------- -------------
     Income (loss) before income
       taxes                               (458,945)     (165,630)   (2,355,134)       62,073
Income tax (expense) benefit               (169,676)       61,464        18,021       (26,752)
                                      -------------- ------------- ------------- -------------
  Net income (loss)                   $    (628,621) $   (104,166) $ (2,337,113) $     35,321
                                      ============== ============= ============= =============
NET INCOME (LOSS) PER SHARE:
  Basic                               $       (0.24) $      (0.04) $      (0.88) $       0.01
                                      ============== ============= ============= =============
  Diluted                             $       (0.24) $      (0.04) $      (0.87) $       0.01
                                      ============== ============= ============= =============

WEIGHTED AVERAGE SHARES OUTSTANDING:
  Basic                                   2,654,579     2,602,313     2,653,468     2,605,730
                                      ============== ============= ============= =============
  Diluted                                 2,654,958     2,608,751     2,699,847     2,628,267
                                      ============== ============= ============= =============





                                        4 of 4